EXHIBIT 10.7
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) is made and entered into as of September 28, 2009, by and between UVEST Financial Services Group, Inc., a North Carolina corporation (“Employer”) and Dan H. Arnold (“Employee”) to that certain Employment Agreement dated January 2, 2007 between Employer and Employee (“Employment Agreement”).
WHEREAS, Employer and Employee have agreed to amend the Employment Agreement in exchange for Employer forgiving the outstanding balance of the Loan Agreement and Promissory Note between the Employer and Employee dated January 2, 2007 (“Loan Agreement”) according to the terms and conditions set forth below.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:
1. Fifty percent of the amount outstanding under the Loan Agreement shall be forgiven on December 31, 2009 and the remaining amount outstanding shall be forgiven on December 31, 2010, provided that, on each such loan forgiveness date, Employee is (a) in compliance with all policies of Employer, LPL Financial Corporation and any direct or indirect parent of Employer or LPL Financial Corporation (LPL Financial Corporation, together with such parents, each an “Employer Affiliated Entity”); (b) not in breach of any agreement between Employee and Employer and/or between Employee and any Employer Affiliated Entity; and (c) Employee has reasonably met the performance standards of Employer and/or any Employer Affiliated Entity as measured in the sole discretion of Employer or Employer Affiliated Entity. If Employee’s employment is terminated for Cause, as that term is defined in the Employment Agreement, prior to a loan repayment date, Employee will pay Employer the outstanding loan balance as of the date of termination according to the terms of the Loan Agreement. Employer agrees to pay Employee a lump sum payment equal to the highest federal and state income tax rate applicable to Employee with respect to the income recognized from the cancellation of the debt under the Loan Agreement to defray Employee’s related tax liability (“Tax Gross-up”). The Tax Gross-up will be made, less all appropriate federal and state income and employment taxes, directly to the appropriate taxing authorities. Employee understands that the Tax Gross-up will be treated as additional compensation income to Employee and will be reported on Employee’s Form W-2. Employee agrees to report the Tax Gross-up for all tax purposes consistent with the preceding sentence.
2. The first sentence of Section 2(a) shall be deleted and replaced as follows, “Employee shall serve as the Managing Director, Divisional President, Institutional Services.”
3. The text in Section 3(a)(i) shall be deleted in its entirety and replaced as follows, “Beginning in 2009, Employee shall receive an annual base salary (the “Base Salary”) of not less than $400,000 payable in substantially equal installments in accordance with the Employer’s usual policy.”

4. The second sentence in Section 3(a)(iii) shall be deleted in its entirety and replaced as follows, “The target Bonus for 2009 is $300,000 and the target Bonus for 2010 is $400,000.”
5. A new section, Section 3(e), shall be added as follows, “Employee will continue to be eligible for consideration for future stock option grants. Option grants are at the discretion of the Compensation Committee.”
6. Section 4(e)(i) shall be deleted in its entirety and replaced with “Employee ceasing to hold the title of Managing Director with respect to at least one of (a) Employer or (b) any Employer Affiliated Entity.”
7. Section 4(e)(ii) shall be deleted in its entirety.
8. Section 6 shall be deleted in its entirety and replaced as follows:
6. Nondisclosure and Use of Proprietary Information. Employee acknowledges that during Employee’s employment he has learned and will continue to learn and have access to proprietary Information regarding the Employer and Employer Affiliated Entities (the “Protected Parties”) and their respective clients and businesses. Employee agrees and covenants not to disclose or use for Employee’s own benefit, or the benefit of any other person or entity, any Proprietary Information, unless or until the Proprietary Information is now or hereafter becomes known or available to the public other than because of a breach of this Agreement by Employee, or such disclosure is or becomes required by law or valid legal process or is necessary to carry out the duties of Employee’s employment, Employee shall not disclose or reveal to any unauthorized person any Proprietary Information relating to one or more of the Protected Parties, and Employee confirms that the Proprietary Information constitutes the exclusive property of one or more of the Protected Parties.
“Proprietary Information” means trade secrets or proprietary or confidential information of any of the Protected Parties or of any third party which any one of the Protected Parties is under an obligation to keep confidential (including, but not limited to, Intellectual Property Rights and includes information related to the business of any of Protected Parties and any of the Protected Parties’ clients or representatives that (a) confers or tends to confer a competitive advantage on any of the Protected Parties (b) that has commercial value for any of the Protected Parties. This includes but is not limited to: contracts; marketing materials and business strategies; legal information; regulatory information; product information; mark-up guidelines; client lists (including the names, addresses, telephone numbers and account numbers of clients, the trade history with each client, and all other information on client lists); lists of client prospects, financial advisors, business partners, brokers and/or representatives; software programs; software source documents, financial information and projections; and all concepts, plans, proposals or information about current, future and proposed business or sale
9. Section 7 shall be deleted in its entirety and replaced as follows:
7. Noncompetition and Nonsolicitation. Employee acknowledges that during the course of Employee’s employment with the Employer, Employee has had access to and acquired the Protected Parties’ Proprietary Information, including that relating to the Protected Parties’ advisors, institutions and/or registered representative lists and advisors, institutions and/or registered representative information including, without limitation, information related to advisor, institution and/or registered representatives end clients, and the Protected Parties’ business operations, methods and practices, all of which pertain peculiarly to the Protected Parties. To protect these legitimate interests of the Protected Parties, Employee agrees to the following:
To protect these legitimate interests of the Protected Parties, Employee agrees to the following:
A.	During the two year period from the date of Employee’s separation of employment with Employer or an Employer Affiliated Entity regardless of the reason for the separation (the “Restricted Period”), Employee may not provide, directly or indirectly, sales, marketing, recruiting or any other services that include interacting in any capacity with institutions or financial advisors for the following companies and any of their current and future affiliated broker dealers regardless of whether the currently affiliated broker dealer remains affiliated with the company during the Restricted Period: Pershing LLC, Raymond James Financial Services Inc., Commonwealth Financial Network, FMR LLC (Fidelity), The Charles Schwab Corporation, Prime Vest Financial Services, Inc. and Jackson National Life Insurance Company

B.	During the Restricted Period, Employee may not, directly or indirectly, solicit, persuade or induce: (i) any financial advisor licensed with any Protected Party or any clients of such financial advisor; (ii) any financial advisor licensed with any Protected Party during the twelve (12) month period prior to the Employee’s final day of employment or any clients of such financial advisors; (iii) any financial advisors who Employee by virtue of Employee’s status as Managing Director knew or should have known to be in discussions with any Protected Party regarding licensure with any Protected Party; (iv) any institution with a contract with any Protected Party; (v) any institution with a contract with a Protected Party during the twelve (12) month period prior to the Employee’s final day of employment; or (vi) any institution who Employee by virtue of Employee’s status as Managing Director knew or should have known to be in discussions with any Protected Party regarding business relations with any Protected Party.

C.	During the Restricted Period, Employee may not, directly or indirectly, solicit, seek to hire, or persuade or induce any employee or consultant of any Protected Party (or any person who was an employee or consultant of any Protected Party during the twelve (12) month period prior to the last day of Employee’s employment) to discontinue his or her employment or other association with any

Protected Party.
Employee agrees that the scope and duration set forth in Section 7 are reasonable and necessary to protect the Protected Parties Proprietary Information, goodwill and employee relations. Employee agrees that the scope of the non-compete is limited and will not restrict him from earning a living in his current field of employment. Employee further agrees that, upon the cessation of Employee’s employment with the Employer, his experience and capabilities are such that he can obtain employment with a new employer engaged in a business that is not competitive with the any of the Protected Parties’ business or even one that is competitive with the Protected Parties’ business as he is only prohibited from providing, directly or indirectly, sales, marketing, recruiting or any other services that include interacting in any capacity with institutions or financial advisors for seven specified companies and their affiliate broker-dealers subject to the Employee’s non-solicitation and nondisclosure obligation to protect the Proprietary Information of the Protected Parties and that, therefore, the entry of an injunction to enforce the provisions in Section 7 shall not prevent Employee from earning a livelihood. Employee also acknowledges that, provided Employee’s employment is terminated without Cause by the Employer, by the Employee for Constructive Termination or upon expiration of the Term, Employee will receive his Base Salary and other benefits during the entire Restricted Period.
If, at any time, the provisions of Section 7 shall be finally adjudicated to be invalid or unenforceable by a court of competent jurisdiction, the Employer and Employee hereby agree that the court making this determination will have the power to reform the scope, duration, or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; and that this Agreement will be enforceable as so modified.
Employee agrees that the Protected Parties are engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Employer and Employee’s access to the Proprietary Information, it would be impossible or inadequate to measure and calculate the Protected Parties’ damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if Employee breaches Section 6 or Section 7 of this Agreement, the Protected Parties will have available to them, in addition to any other available right or remedy, the right to obtain injunctive or other equitable relief from a court of competent jurisdiction. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.
10. All other terms and conditions of the Employment Agreement not specifically provided herein shall remain in full force and effect, and are hereby in all respects ratified and confirmed.

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first written above.

UVEST Financial Services Group, Inc.		READ, UNDERSTOOD AND AGREED

By:	/s/ Sheila E. Hunter	By:	/s/ Dan Arnold
Name:	SHEILA E. HUNTER	Name:	Dan Arnold
Title:	SUP, HUMAN RESOURCES

5